Exhibit 99.1

PRESS RELEASE

Blackbaud Acquires Market Leading Fundraising Performance Management Provider Reeher
Acquisition will provide Blackbaud customers with unmatched benchmarking capabilities, driving more effective fundraising and greater social good outcomes for customers

Charleston, S.C. (May 1, 2018) - Blackbaud, Inc. (NASDAQ: BLKB), the world’s leading cloud software company powering social good, today announced the acquisition of Reeher, the industry leader in fundraising performance management for higher education.

Reeher drives fundraising effectiveness and increased impact by equipping individual fundraisers and their teams with the tools and insight they need to assess their performance, as well as benchmark it within their own institution and more broadly. Reeher’s customized predictive models also help institutions analyze and score the giving behaviors and characteristics of their constituents to identify and target the highest-potential prospects.

“Bringing together Blackbaud’s industry-leading analytics and benchmarking capabilities with Reeher’s best-in-class individual fundraiser benchmarking is going to create an unparalleled advantage for our customers,” said Blackbaud Chief Products Officer Kevin McDearis. “The fundraising organizations driving the most significant impact for their causes and institutions are those with the greatest insight into their own performance. By adding Reeher’s exceptional, proven benchmarking capabilities to the already rich analytics and benchmarking portfolio we offer today, we’re giving our customers a 360 view into their performance that is unmatched.”

Today, Blackbaud’s extensive benchmarking capabilities enable organizations and institutions to understand how their fundraising programs compare to others. With Reeher, these benchmarking capabilities will be expanded to also include internal benchmarking to assess fundraising team performance - from understanding how the performance of individual gift officers compare to one another within the same team, to comparing gift officer performance against the staff at other similar organizations. This means that organizations will have unmatched insight both into how their programs and people are performing - insight that can drive more effective fundraising programs.

“This is one more way Blackbaud is delivering on our commitment to increase outcomes for the social good community,” said Mike Gianoni, President and CEO of Blackbaud. “Just a one percent increase in fundraising effectiveness in the nonprofit space makes $2.8 billion more available for social good impact. Helping institutions ensure that their individual fundraisers are as effective as possible can play a key role in driving more effective fundraising programs - and ultimately, more powerful outcomes.”

Reeher’s St. Paul, Minnesota-based team will join Blackbaud. “Since founding Reeher in 2002, I have been committed to driving impact for fundraisers and the institutions they support,” said Andy Reeher, CEO of Reeher. “I am thrilled to take this impact to the next level, as we accelerate our innovation velocity and scale by joining with the world’s leading cloud software company powering social good.”

In the near term, Reeher customers will experience the benefit of Blackbaud’s best-in-class predictive analytics, which will enhance the predictive capabilities available to Reeher customers today. Blackbaud customers will benefit from the addition of fundraising performance management capabilities to Blackbaud’s portfolio. In the future, Blackbaud intends to bring Reeher’s capabilities to its broader customer base, including future expansion to other markets outside of higher education that have major gift officer and annual fund functions.

PRESS RELEASE

Reeher is headquartered in St. Paul, Minnesota. Blackbaud is headquartered in Charleston, South Carolina, with operations around the globe, including in Minneapolis, Minnesota.

For more information, visit www.Blackbaud.com/Better-Together.

About Blackbaud
Blackbaud (NASDAQ: BLKB) is the world’s leading cloud software company powering social good. Serving the entire social good community-nonprofits, foundations, corporations, education institutions, healthcare institutions and individual change agents-Blackbaud connects and empowers organizations to increase their impact through software, services, expertise, and data intelligence. The Blackbaud portfolio is tailored to the unique needs of vertical markets, with solutions for fundraising and CRM, marketing, advocacy, peer-to-peer fundraising, corporate social responsibility, school management, ticketing, grantmaking, financial management, payment processing, and analytics. Serving the industry for more than three decades, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada and the United Kingdom. For more information, visit www.blackbaud.com.

About Reeher
Reeher is a leading developer of cutting-edge software services to improve the efficiency and effectiveness of higher education fundraising efforts. Its signature Reeher Platform provides university development leaders at institutions of all sizes with tools to track and measure effectiveness, discover new opportunities, engage constituents and improve ROI. Based in St. Paul, Minn., Reeher works with leading universities across the country, including Johns Hopkins University, Fordham University, University of New Hampshire, Saint John’s University, Duke University and more. For more information, please visit www.reeher.com, call (651) 313-6000 or email info@reeher.com.

Blackbaud Media Contact
Nicole McGougan
Public Relations Manager
843.654.3307
media@blackbaud.com

Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organization; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.